Exhibit 99.1



 American Retirement Corporation Signs Agreement to Develop Nashville Community


     NASHVILLE, Tenn.--(BUSINESS WIRE)--Dec. 16, 2005--American Retirement Corporation (NYSE: ACR) ("ARC" or the "Company"), a leading national provider of senior living housing and care, today announced that it has sold land to and entered into an agreement with ASF of Green Hills, LLC, an affiliate of American Seniors Foundation (ASF), a not-for-profit organization, to develop a rental assisted living residence in Nashville. The community, The Cumberland at Green Hills, will have 93 assisted living units, and 17 Alzheimer's units.
     As part of the transaction, ARC conveyed its interest in the land and other incurred costs (e.g. architectural and engineering) to ASF, and will act as the developer of the project and manage the community pursuant to a long-term management agreement. The total development cost of the project is estimated to be approximately $32.3 million. ARC has obtained $26.3 million of debt financing for the project from Bank of America. In turn, ARC has provided ASF with an aggregate of $32.3 million of development financing, including the land purchase and construction costs, which is secured by a first mortgage lien.
     Bill Sheriff, Chairman, President and CEO of the Company added, "We are pleased to become involved in a second community with ASF. We have secured an attractive long term management agreement and will also receive fees for development and marketing services. We have provided interim financing to this non-profit owner until the community stabilizes and ASF can put in place more permanent tax-exempt financing. In the meantime we are earning an attractive return on our capital and have a security interest in the community. We expect to begin construction this month."
     "We are pleased to be able to acquire the land and work with one of the premier senior housing companies," said Chris Coates, President and CEO of American Seniors Foundation. "This community is positioned to be the high end provider in this unique infill site in Green Hills, which is an extremely attractive and much sought-after location in the Nashville area. There are virtually no other buildable sites left in Green Hills. The demographics of the surrounding area are strong and the competition runs continuously full."
     The Company will file a Form 8-K with the SEC which provides further information concerning the transaction.

     Profiles
     --------

     American Retirement Corporation
     -------------------------------

     American Retirement Corporation is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing and Alzheimer's care. Established in 1978, the Company believes that it is a leader in the operation and management of senior living communities, including independent living communities, continuing care retirement communities, free-standing assisted living communities, and the development of specialized care programs for residents with Alzheimer's and other forms of dementia. The Company's operating philosophy is to enhance the lives of seniors by striving to provide the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company currently operates 76 senior living communities in 19 states, with an aggregate unit capacity of approximately 14,300 units and resident capacity of approximately 16,000. The Company owns 27 communities (including 9 communities in joint ventures), leases 43 communities, and manages 6 communities pursuant to management agreements. Approximately 83% of the Company's revenues come from private pay sources.

     American Seniors Foundation
     ---------------------------

     American Seniors Foundation was founded eight years ago to provide quality housing and healthcare for seniors and to enhance the number and quality of healthcare practitioners dedicated to serving seniors. Toward that end, and in keeping with its charitable nature, American Seniors Foundation plans to offer nursing school scholarships for those who agree to work in the senior living industry upon completion of their studies.

     Safe Harbor Statement
     ---------------------

     Statements contained in this press release and statements made by or on behalf of ARC relating hereto may be deemed to constitute forward-looking information made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company or its management, including, without limitation, all statements regarding the Company's expectations concerning the development of the project and the project's effect on the Company's financial performance and all statements regarding ASF's anticipated tax-exempt refinancing of ARC's loans. These forward-looking statements may be affected by certain risks and uncertainties, including without limitation the following: (i) our ability to successfully complete the development and lease up of the project , (ii) ability of ASF to repay any amounts due under the loans and/or to obtain replacement financing on satisfactory terms, (iii) the risk that we may experience adverse changes in operating results and cash flow, (iv) the risks associated with adverse market conditions of the senior housing industry and the United States economy in general, (v) the risk associated with our debt and lease obligations, and (vi) the risk factors described in our Annual Report on Form 10-K/A for the year ended December 31, 2004 under the caption "Risk Factors" and in our other filings with the SEC. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company's actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.


     CONTACT: American Retirement Corporation, Nashville
              Ross C. Roadman, 615-376-2412